Exhibit 23.1

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

January 28, 2016

Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our report dated January 26, 2016 (our Report) in the Current Report on Form 8-K of Oasis Petroleum Inc. dated as of January 28, 2016. In addition, we hereby consent to the incorporation by reference of references to DeGolyer and MacNaughton and to our Report in Oasis Petroleum Inc.’s Registration Statements on Form S-3 (File No. 333-197440) and Form S-8 (File No. 333-167664).

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716